Oportun Appoints Scott Scheirman to its Board of Directors

SAN MATEO, Calif., August 13, 2026 (GLOBE NEWSWIRE) — Oportun (Nasdaq: OPRT), a mission-driven financial services company, today announced Scott Scheirman has joined its Board of Directors as an independent Director, effective August 11, 2026. He will serve as Chair of the Board’s Audit & Risk Committee and as a member of its Compensation & Leadership Committee. With his appointment, Oportun’s Board now includes eight directors.
Scheirman brings more than three decades of executive leadership and finance experience across financial services, payments, risk management, and capital markets. He most recently served as President and Chief Executive Officer of CPI Card Group Inc. from October 2017 until his retirement in January 2024, after joining its board of directors in 2016. Previously, Scheirman was Chief Executive Officer and co-founder of JKL Ventures LLC, a private investment and strategic advisory firm. He also served as Executive Vice President and Chief Financial Officer of The Western Union Company and held executive leadership and financial roles at First Data Corporation, now Fiserv. Scheirman began his career at Ernst & Young LLP and holds a Bachelor of Science degree in Business Administration with an emphasis in Accounting from the University of Northern Colorado.

“Oportun is committed to thoughtful Board refreshment and maintaining the right mix of experience and perspectives to support effective oversight. Scott brings significant strategic planning and public company leadership experience as a former CEO and CFO, as well as a deep understanding of financial services, and will be a valuable addition to the Board.” said Ginny Lee, Chair of Oportun’s Nominating, Governance & Social Responsibility Committee.
“Scott brings the perspective of an experienced operator and a practical understanding of how strong financial businesses create value over time,” said Doug Bland, Chief Executive Officer of Oportun. “His perspective will be especially valuable as we continue to enhance our strategy, strengthen execution and build sustainable, profitable growth."

About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $22.7 billion in responsible and affordable credit, saved its members more than $2.5 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit oportun.com.

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
michael@cosmo-pr.com
(415) 596-1978